Wilshire Financial Services Group Inc. Purchases Minority Interest in Subsidiary

Portland, Oregon (Business Wire) – October 10, 2002 – Wilshire Financial Services Group Inc. (OTCBB:WFSG) today announced the purchase of the 49.99% minority interest in its subsidiary, Wilshire Credit Corporation (“WCC”), from the receiver for Capital Consultants LLC (“CCL”). The purchase price was $10.5 million. As a result of this purchase, WFSG now owns 100% of WCC. In addition, the liquidation bond associated with this minority interest, which would have entitled the receiver to a $19.3 million preference upon liquidation of WCC and the right to convert such interest into WFSG’s common stock, was terminated.

The purchase of the minority interest and cancellation of the liquidation bond were completed pursuant to a settlement agreement entered into on May 13, 2002 between WFSG and certain other parties to resolve litigation which arose from the financial collapse of CCL. The execution of the settlement agreement does not affect WFSG’s denial of all related claims.

For further information, please see our website (www.wfsg.com) for our Quarterly report on Form 10-Q and related communications.

Contact Information:

Wilshire Financial Services Group Inc.
Bruce A. Weinstein
Chief Financial Officer
503-525-7213